EXHIBIT 99.1

Diodes Incorporated Announces Organizational Transitions

Plano, Texas – December 14, 2017 -- Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products today announced several organizational transitions as a result of the planned retirements by Mark King, Senior Vice President of Sales and Marketing, and Edmund Tang, Vice President of Corporate Administration.

Emily Yang, who served as Vice President of Sales, Americas at Diodes and was previously Vice President of Global Sales at Pericom Semiconductor, will replace King as Vice President of Worldwide Sales and Marketing effective today, December 14, 2017. King has been with Diodes since 1991 and will remain with the Company until his official retirement date on January 12, 2018 to ensure a smooth transition. Yang has been with Diodes since the acquisition of Pericom in November 2015, where she held a number of successful sales management positions covering Asia, North America and Europe since 1998.

Julie Holland, who currently serves as Vice President of Worldwide Analog Products, will replace Tang as Vice President of Corporate Operations effective January 8, 2018. Tang will remain with the Company until his official retirement date of February 8, 2018. Holland will be responsible for human resources, capital and production planning, quality assurance, information technology and Asia assembly-test operations. Holland has been with Diodes since 2008 and previously spent over 20 years at TI where she held several key management roles.

Additionally, Evan Yu will assume Holland’s current position as Vice President of Worldwide Analog Products, and Gary Yu will be promoted to take over Evan’s position as President of Asia.

Commenting on today’s announcement, Dr. Keh-Shew Lu, President and Chief Executive Officer, stated, “On behalf of the entire management team, I want to extend my deepest appreciation to both Mark and Ed who have spent multiple decades working diligently and traveling extensively to make Diodes the successful, profitable company it is today. They have been significant contributors to the achievement of our $1 billion annual revenue goal this year, and in the same way, these new management assignments will play a key role in the pursuit of our recently established long-term financial target of $1 billion annual gross profit by 2025. With my continued leadership and this new executive team, we are fully focused on achieving our goal and taking Diodes to the next level of growth and expansion.”

About Diodes Incorporated

Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, analog and mixed-

signal semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, function-specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors, power management devices, including LED drivers, AC-DC converters and controllers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. Diodes’ corporate headquarters and Americas’ sales office are located in Plano, Texas and Milpitas, California. Design, marketing, and engineering centers are located in Plano; Milpitas; Taipei, Taiwan; Taoyuan City, Taiwan; Zhubei City, Taiwan; Manchester, England; and Neuhaus, Germany. Diodes’ wafer fabrication facilities are located in Manchester and Shanghai, China. Diodes has assembly and test facilities located in Shanghai, Jinan, Chengdu, and Yangzhou, China, as well as in Hong Kong, Neuhaus and Taipei. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; Shanghai; Shenzhen, China; Seongnam-si, South Korea; and Munich, Germany, with support offices throughout the world.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such statements include statements containing forward-looking words such as “expect,” “anticipate,” “sets the stage,” “continuing,” “working diligently to,” “position the Company for,” “aim,” “estimate,” and variations thereof, including without limitation statements, whether direct or implied, regarding expectations of revenue and gross profit in 2017 and beyond; that for 2017 the achievement of our $1 billion annual revenue goal this year and  our recently established long-term financial target of $1 billion annual gross profit  by 2025.  Potential risks and uncertainties include, but are not limited to, such factors as: the risk that such expectations may not be met; the risk that the expected benefits of acquisitions may not be realized or that integration of acquired businesses, such as Pericom, may not continue as rapidly as we anticipate; the risk that we may not be able to maintain our current growth strategy or continue to maintain our current performance, costs and loadings in our manufacturing facilities; the risk that we may not be able to increase our automotive or other revenue and market share; risks of domestic and foreign operations, including excessive operation costs, labor shortages, higher tax rates and our joint venture prospects; the risk that we may not continue our share repurchase program; the risks of cyclical downturns in the semiconductor industry and of changes in end-market demand or product mix that may affect gross margin or render inventory obsolete; the risk of unfavorable currency exchange rates; the risk that our future outlook or guidance may be incorrect; the risks of global economic weakness or instability in global financial markets; the risks of trade restrictions, tariffs or embargoes; the risk of breaches of our information technology systems; and other information including the “Risk Factors” detailed from time to time in Diodes’ filings with the United States Securities and Exchange Commission.

Recent news releases, annual reports and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.

Company Contact:Investor Relations Contact:

Diodes IncorporatedShelton Group

Laura Mehrl Leanne Sievers

Director of Investor Relations President, Investor Relations

P: 972-987-3959P: 949-224-3874

E: laura_mehrl@diodes.comE: lsievers@sheltongroup.com

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